EXHIBIT 99.1

Corporate Office

3697 Mt. Diablo Boulevard, Suite 310

Lafayette, CA 94549

(925) 283-4573

Fax (925) 283-4984

FOR IMMEDIATE RELEASE                                                          Contact:                     Andrew Tammen

                                                                                                                                                     Central Garden & Pet

                                                                                                                                                     (925) 283-4573

CENTRAL GARDEN & PET REPORTS SECOND QUARTER RESULTS

REAFFIRMS FISCAL 2003 EARNINGS GUIDANCE

OF $1.70-$1.80 PER DILUTED SHARE

LAFAYETTE, CALIFORNIA, May 1, 2003 – Central Garden & Pet Company (NASDAQ: CENT) today announced its financial results for the fiscal second quarter of 2003, ended March 29, 2003.

Net sales for the second quarter were $330.5 million compared with $290.7 million in the comparable fiscal 2002 period. The Company recorded net income for the quarter of $13.5 million, or $0.68 per diluted share, compared with a net income of $10.9 million, or $0.53 per diluted share, in the comparable year-ago period.

The improved results for the second fiscal quarter of 2003 were driven by continued growth of higher margin proprietary branded product sales as well as lower litigation expenses. Partially offsetting these improvements were higher than normal grain prices, higher insurance costs and higher interest expense, due primarily to the Company’s issuance of $150 million of 9 1/8% senior subordinated notes due 2013 and retirement of its 6% convertible subordinated notes. In connection with this refinancing, the Company incurred a one-time charge to interest expense in the 2003 second quarter of $1.4 million.

Income from operations for the second fiscal quarter of 2003 improved to $28.2 million from $21.3 million in the year-ago period. Depreciation and amortization expense for the most recent quarter totaled $4.3 million, the same as the prior year. Unusual expenses, consisting primarily of litigation expenses, were $1.3 million and $8.8 million in the second fiscal quarters of 2003 and 2002, respectively.

Net sales for the first half of fiscal 2003 were $542.4 million, compared with $501.4 million in the comparable 2002 period. Net income for the first half of 2003 was $12.8 million, or $0.64 per diluted share, compared with $9.4 million, or $0.51 per diluted share, in the comparable year ago period, before the effect of adopting SFAS No. 142 on September 30, 2001. In the first half of fiscal 2002, including the effect of the non-cash SFAS No. 142 accounting charge of $146.7 million, or $112.2 million after-tax, the Company reported a net loss of $102.8 million, or $4.44 per diluted share.

Central continues to anticipate substantial earnings growth and reaffirms its expectation that fiscal 2003 net income will be in the range of $1.70-$1.80 per diluted share.

The Company will discuss its fiscal second quarter 2003 results on an earnings conference call today at 5:30 p.m. EDT. The earnings conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.centralgardenandpet.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick and pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, All-Glass Aquarium, Zodiac, Nylabone, TFH and Four Paws. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, Lilly Miller, Matthews Four Seasons, AMDRO and Grant’s. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.centralgardenandpet.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings, including, without limitation, the resolution of the litigation between the Company and The Scotts Company; the success of and the costs associated with the realignment of the Company’s lawn and garden distribution operations; any liabilities to which the Company may become subject as a result of the August 2, 2000 fire at its Phoenix distribution center; and the impact of any other outstanding or potential litigation.

As previously announced, Central has instructed its financial advisors to study alternatives for maximizing shareholder value, including among others, asset sales and new strategic alliances.

Central Garden & Pet Company

Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2003	2002	2003	2002
Net Sales	$330,509	$290,693	$542,445	$501,352
Cost of Goods Sold and Occupancy	231,419	199,793	382,137	348,950

Gross Profit	99,090	90,900	160,308	152,402

Selling, General and Administrative Expenses	70,916	69,589	130,170	129,210

Income from Operations	28,174	21,311	30,138	23,192

Interest Expense	(6,341)	(3,682)	(9,184)	(7,620)
Interest Income	44	14	70	41
Other Income	671	892	330	364

Income Before Income Taxes	22,548	18,535	21,354	15,977

Income Taxes	9,019	7,599	8,542	6,550

Income Before Cumulative Effect of Accounting Change	13,529	10,936	12,812	9,427
Cumulative Effect of Change in Accounting for Goodwill, net of tax	—	—	—	(112,237)
Net Income (Loss)	$13,529	$10,936	$12,812	$(102,810)

Basic Earnings (Loss) Per Common Share:
Before Cumulative Effect of Accounting Change	$0.70	$0.59	$0.67	$0.51
Accounting Change	—	—	—	(6.08)

Basic Earnings (Loss) Per Common Share	$0.70	$0.59	$0.67	$(5.57)

Diluted Earnings (Loss) Per Common Share:
Before Cumulative Effect of Accounting Change	$0.68	$0.53	$0.64	$0.51
Accounting Change	—	—	—	(4.95)

Diluted Earnings (Loss) Per Common Share	$0.68	$0.53	$0.64	$(4.44)

Weighted Average Shares Outstanding
Basic	19,234	18,469	19,147	18,458
Diluted	20,009	22,734	19,900	22,661

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 29, 2003	March 30, 2002	September 28, 2002
Assets
Current Assets:
Cash & Cash Equivalents	$7,007	$8,363	$10,884
Accounts Receivable	200,954	192,638	130,984
Inventories	231,438	218,293	193,159
Other Current Assets	13,926	20,464	26,096

Total Current Assets	453,325	439,758	361,123

Property & Equipment—Net	99,235	105,864	100,864
Other Assets	272,936	277,435	269,970

Total	$825,496	$823,057	$731,957

Liabilities & Shareholders’ Equity
Current Liabilities:
Notes Payable	$81,747	$134,260	$59,975
Accounts Payable	129,848	133,380	96,796
Other Current Liabilities	54,723	49,742	50,335

Total Current Liabilities	266,318	317,382	207,106

Long-Term Liabilities	160,922	152,101	145,331
Other Long-Term Obligations	2,128	978	2,012

Shareholders’ Equity	396,128	352,596	377,508

Total	$825,496	$823,057	$731,957